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                                                                  Exhibit 8(lll)

                              JANUS ADVISER SERIES

             AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

     THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 23rd day of February, 2007, between JANUS ADVISER SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM"). This Agreement amends and restates the Administrative Services Agreement dated April 3, 2000. This Agreement applies to non-money market series of the Trust (excluding Janus Adviser Money Market Fund which shall be subject to this Agreement) whether now existing or hereafter created.

                                   WITNESSETH:

     WHEREAS, the Trust is or will be registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered or will register its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares (each a "Fund"); and

     WHEREAS, the Trust and JCM deem it mutually advantageous that JCM should assist the Trustees and officers of the Trust in the administration of the Trust and the Funds.

     NOW, THEREFORE, the parties agree as follows:

     1. Administrative Services. JCM shall perform or cause to be performed all necessary and appropriate internal accounting, recordkeeping, and blue sky monitoring and registration functions of the Funds, including the preparation of reports and returns incidental thereto.

     2. Compensation. The Funds shall reimburse to JCM on a monthly basis the reasonable costs incurred by JCM in performing the functions described herein, including without limitation the salaries of JCM personnel performing those functions, costs of third party service providers engaged to perform such functions, applicable systems costs, and other ancillary costs such as costs associated with DTC confirms and the costs of the pricing feed into such systems.

     3. Termination. This Agreement may be terminated at any time, without penalty, by either party by giving sixty (60) days advance written notice of termination to the other party, addressed to the principal place of business of that other party.

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     4.   Allocation Among Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust's expenses (other than those directly attributable to a Fund) between and among the Funds.

     5. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

     6. Limitation of Liability of JCM. JCM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 6, "JCM" shall include any affiliate of JCM performing services for the Trust contemplated hereunder and directors, officers and employees of JCM and such affiliates.

     7. Activities of JCM. The services of JCM to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in JCM as directors, officers and shareholders of JCM, that directors, officers, employees and shareholders of JCM are or may become similarly interested in the Trust, and that JCM may become interested in the Trust as a shareholder or otherwise.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amended and Restated Administrative Services Agreement as of the date and year first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ David R. Martin
                                            ------------------------------------
                                            David R. Martin,
                                            Executive Vice President and Chief
                                            Financial Officer


                                        JANUS ADVISER SERIES


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary